Exhibit 21.1
VIRNETX HOLDING CORPORATION
LIST OF SUBSIDIARIES

State or Other Jurisdiction of
Name	Incorporation
Alera Systems, Inc., formerly iApplianceNet.com	California
Network Research Corp. Japan, Ltd.	Japan
Pacific Acquisition Corporation	California
PASW Europe Limited	United Kingdom
VirnetX, Inc.	Delaware